POLICY STATEMENTS
Insider Trading Policy
Effective Date:
November 15, 2024
I.PURPOSE

It is illegal for any director, officer or employee of Knife River Corporation and its subsidiaries (the “Company”) who possesses material non-public information concerning the Company to engage in transactions concerning the Company’s securities or to pass such information on to others who may be induced to engage in securities transactions on the basis of such information. The law further prohibits trading on material non-public information about the Company’s customers, suppliers, competitors, joint venture partners, and proposed acquisitions or divestitures. The law also requires directors and certain officers of the Company to file reports with the U.S. Securities and Exchange Commission when they trade in the Company’s securities. This Policy is intended to assure compliance with these laws.

II.SCOPE

A.This Insider Trading Policy (“Policy”) shall apply to directors of the Company and all officers and employees of the Company including all companies directly or indirectly majority-owned by the Company.

B.This Policy applies to all trading or other transactions in the Company's common stock and any other securities the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company's securities, whether or not issued by the Company.

C.Persons subject to the blackout periods imposed by this Policy whose employment terminates during a blackout period (or persons who otherwise leave while in possession of material non-public information), will continue to be subject to the Policy, and specifically to the ongoing prohibition against trading, until the blackout period ends or otherwise until the close of the second full trading day following public announcement of the material non-public information.

III.POLICY STATEMENT

A.No director, officer or employee of the Company, or any Related Person of any of the foregoing, who is aware of material non-public information relating to the Company may directly or through other persons or entities: (a) buy or sell securities of the Company, or (b) communicate that information to others outside the Company, including family and friends or recommend to another person that they buy or sell securities of the Company.
B.No director, officer or employee of the Company who, in the course of their involvement with the Company, learns of material non-public information about another entity, including a customer, supplier or competitor of the Company, may trade in the other entity’s securities or recommend to another person that they do so until the information becomes public or is no longer material.

POLICY STATEMENTS
Insider Trading Policy
Effective Date:
November 15, 2024
C.No director, officer or employee of the Company may make any bona fide gifts while aware of material non-public information or during a blackout period.

D.Covered Persons must “pre-clear” all trading in the Company’s securities in accordance with the procedures of Section V(C) below.

E.The Company will not engage in transactions in Company securities while aware of material non-public information relating to the Company or Company securities.

IV.DEFINITIONS

A.Covered Persons are all directors of the Company, all officers of the Company serving on the Company’s Management Policy Committee, and all officers listed on Appendix A. The persons identified on Appendix A may be changed by the Chief Legal Officer from time to time as appropriate.

B.Related Person with respect to any person, is any other person living in such person’s household (other than tenants or domestic employees) and family members who do not live in such person’s household but whose trading in the Company’s securities is directed by such person or is subject to such person’s influence or control, as well as any corporation, partnership, trust or other entity that is subject to such person’s control.

C.Material Information is information that a reasonable investor would consider important in deciding whether to buy, sell or hold the Company’s securities or the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available in the marketplace about the Company. In other words, information that is likely to affect the price of the Company’s securities is likely material information. While it is not possible to define all categories of material information, information dealing with the following subjects is reasonably likely to be material information in particular situations:

1.Financial results, forecasts, or expectations for the quarter or the year (or even monthly results under certain circumstances, including when they would indicate a material departure from market expectations);
2.The establishment of a repurchase program for the Company’s securities;
3.Major developments regarding significant litigation or government agency investigations;
4.A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure.
5.Earnings estimates or guidance, changes in earnings estimates or guidance, or unusual gains or losses in major operations;
6.Major changes in senior management;
7.Extraordinary borrowings or offerings of Company securities;

POLICY STATEMENTS
Insider Trading Policy
Effective Date:
November 15, 2024
8.Gain or loss of a major contract, customer, supplier or financing source;
9.Major discoveries or significant changes or developments in products or product lines, research or technologies;
10.Significant changes or developments in supplies or inventory, including significant manufacturing issues, product defects, recalls or product returns;
11.Stock splits, public or private securities/debt offerings, or changes in dividend policies or amounts;
12.Changes in credit rating;
13.A change in auditors or notification that the auditor’s reports may no longer be relied upon;
14.Significant write-downs in assets or increases in reserves;
15.A Company restructuring;
16.An impending bankruptcy or the existence of severe liquidity problems;
17.The imposition of an event-specific restriction on trading in the Company’s securities or the securities of another company or the extension or termination of such restriction; and
18.Proposals, plans or agreements, even if preliminary in nature, involving material mergers, acquisitions, divestitures, tender offers, joint ventures, or purchases and sales of substantial assets.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition, sale or disposition of a business or major asset, the point at which negotiations become material information is determined by balancing the probability that the event will occur against the magnitude the event could have on the Company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material information even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material information, you should presume it is material information. If you are unsure whether information is material information, you should consult the Chief Legal Officer before making any decision to trade in or recommend to others to trade in securities to which that information relates.

D.Nonpublic Information is information about the Company that is known by persons within the Company, but that has not yet been disseminated in a manner designed to reach investors generally. The Company generally discloses information to the public either by press release or in reports the Company files with the United States Securities and Exchange Commission. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information is publicly disclosed before you can treat the information as public. As with questions of materiality, if you are not sure whether information is considered non-public information, you should either consult with the Chief Legal Officer or assume that the information is non-public information and treat it as confidential.

POLICY STATEMENTS
Insider Trading Policy
Effective Date:
November 15, 2024

V.PROCEDURE

A.Blackout Periods. Trading in the Company’s securities is prohibited during the following blackout periods:

1.Quarterly Blackout Periods. Covered Persons and all other officers and employees listed in Appendix B, and their Related Persons and entities they control, are prohibited from trading in the Company’s securities beginning on the fifteenth day of the last month of each fiscal quarter and ending at the close of market on the second trading day following the public release of the Company's financial results. A no-trade period will, therefore, begin on March 15, June 15, September 15, and December 15. If, for example, earnings are released before the market opens on a Wednesday, the no-trade period would extend through that day and until the close of trading the next day. Transactions occurring after the market close on Thursday would be permissible. During these blackout periods, Covered Persons and persons identified in Appendix B generally possess or are presumed to possess material non-public information about the Company's financial results. The persons identified on Appendix B may be changed by the Chief Legal Officer from time to time as appropriate.

2.Special Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as negotiation of material mergers, acquisitions, dispositions or significant contracts) may be pending and not publicly disclosed. While such material non-public information is pending, the Company, through the Chief Legal Officer, may impose special blackout periods during which it will require or recommend that Covered Persons and selected officers and employees refrain from trading in the Company's securities. If you are informed the Company has imposed a special blackout period, you may not disclose the fact that a special blackout period exists to anyone, including Company employees (who themselves may not be subject to the special blackout), family members (other than Related Persons who would be prohibited from trading because you are), friends or brokers. You should treat the imposition of a special blackout period as material non-public information. The Company may not widely announce a special blackout period; therefore, it is important that Covered Persons adhere to the pre-clearance procedures of this Policy so they do not trade during any special blackout period.

3.Pension Plan Blackouts. To the extent required under Regulation BTR, directors and Section 16 officers of the Company are prohibited from trading in the Company's equity securities during a blackout period imposed under an "individual account" plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or

POLICY STATEMENTS
Insider Trading Policy
Effective Date:
November 15, 2024
otherwise acquire or transfer an interest in equity securities of the Company due to a temporary suspension of trading by the Company or the plan fiduciary. The Company will provide affected persons with advance notice of a pension plan blackout.

Remember to cancel any “limit” orders or other pending trading orders you have in place during a blackout period (unless the orders were made pursuant to an approved Rule 10b5-1 trading program).

B.No Safe Harbor. The existence of blackout periods should not be considered a safe harbor for trading during other periods and does not constitute a legal right to trade in the Company’s securities. For example, occasions may arise when individuals covered by this Policy become aware prior to the end of the quarter that earnings for that quarter are likely to exceed or fall below market expectations to an extent that is material. In that situation, those individuals should refrain from trading even prior to the normal commencement of the quarterly blackout period. No person to whom this Policy applies should engage in any transaction in which he or she may even appear to be trading while in possession of material non-public information.

C.Pre-Clearance of Securities Transactions. Subject to the exceptions in Section VI below, no Covered Person, their Related Persons, or entities over which the Covered Person exercises control may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security even during an open trading window (a period in which a blackout period is not in effect) without first complying with the Company’s pre-clearance procedures. To pre-clear a transaction, you must get approval of the Chief Legal Officer before you enter into the transaction. You should contact the Chief Legal Officer at least 3 business days before you intend to engage in any transaction to allow enough time for pre-clearance procedures. The Chief Legal Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company securities and should not inform any other person of such restriction on trade.
D.Hedging Stock Ownership. Directors and executive officers are not permitted to hedge their ownership of Company common stock. Hedging strategies include but are not limited to zero-cost collars, equity swaps, straddles, variable prepaid forward contracts, security futures contracts, exchange funds, forward sale contracts and other financial transactions that allow the director or executive officer to benefit from devaluation of the Company's stock. Hedging strategies may allow the director or executive officer to own stock technically but without the full benefits and risks of such ownership. Therefore, directors and executive officers are prohibited from engaging in any such transactions.

E.Policy Regarding Margin Accounts and Pledging of Company Stock. Directors, executive officers and their respective Related Persons are prohibited

POLICY STATEMENTS
Insider Trading Policy
Effective Date:
November 15, 2024
from holding Company common stock in a margin account or pledging Company securities as collateral for a loan, with certain exceptions. Company common stock may be held in a margin brokerage account only if the stock is explicitly excluded from any margin, pledge or security provisions of the customer agreement. Company common stock may be held in a cash account, which is a brokerage account that does not allow any extension of credit on securities.

VI.RECOGNIZED EXCEPTIONS. The trading restrictions of this Policy do not apply to the following except as specifically noted:

A.401(k) Plan. Employees investing 401(k) plan contributions in Company stock resulting from your periodic contribution of money to the Company's 401(k) plan pursuant to your payroll deduction election. Any changes, however, in investment elections regarding the Company’s stock, intra-plan transfers or sales involving Company stock, or, plan loans where some of the Company’s stock may be sold, are subject to this Policy.

B.Dividend Reinvestment Plan. Ongoing purchases of Company stock through a dividend reinvestment feature of a Company dividend reinvestment plan, if available, or a bank or broker sponsored dividend reinvestment plan. However, an election to participate in a Company dividend reinvestment plan or a bank or broker-sponsored dividend reinvestment plan, changes in the level of participation and voluntary purchases of Company stock through additional contributions are subject to this Policy. This Policy applies to the sale of any stock purchased pursuant to a Company dividend reinvestment plan.

C.Approved 10b5-1 Plan. Rule 10b5-1 under the Securities Exchange Act of 1934 provides a defense against a claim of insider trading for transactions made pursuant to a pre-existing written plan, contract, instruction, or arrangement, as long as such plan (an "Approved 10b5-1 Plan"):

1.has been reviewed and approved at least ten days in advance of entering into such plan by the Chief Legal Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Chief Legal Officer at least ten days in advance of any subsequent modifications to such plan);

2.contains a certification by the employee or Covered Person that, at the time of plan adoption, such employee or Covered Person (a) is not aware of any material nonpublic information about the Company or the Company’s securities, and (b) is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Section 10(b) and Rule 10b-5;

POLICY STATEMENTS
Insider Trading Policy
Effective Date:
November 15, 2024

3.gives a third party the discretionary authority to execute such purchases and sales, outside the control of the person trading, and prohibits the plan holder from exercising any subsequent influence over the volume, price, or timing of trades under the plan, so long as such third party does not possess any material non-public information at the time such third party executes such trade; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions;

4.meets the twelve-month limitation on single transaction plans set forth in Rule 10b5-1, subject to certain exceptions (i.e., to permit sell-to-cover plans); and

5.has a minimum duration of six months and a maximum duration of 12 months.

When establishing or amending an Approved 10b5-1 Plan by a Covered Person, no purchases or sales pursuant to a plan may occur until expiration of a cooling-off period ending on the later of ninety days after the adoption or modification of the plan, and two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the plan was adopted or modified; provided, however, that in no event shall the required cooling-off period exceed one hundred twenty days. When establishing or amending an Approved 10b5-1 Plan by all other employees, no purchases or sales may occur until the expiration of a cooling-off period that is thirty days after the adoption or modification of an Approved 10b5-1 Plan.

Modifications that change the amount, price or timing of the transaction in the plan would be deemed a termination of the existing plan and an adoption of a new plan, triggering a new cooling-off period. Modifications that do not change the price, amount of securities, or timing of transactions under an Approved Rule 10b5-1 plan will not trigger a new cooling-off period. Moreover, the Covered Person or other employee may not have more than one plan in effect at a time, subject to certain exceptions (i.e., to permit sell-to-cover plans).

The Company and the Company’s officers and directors must make certain disclosures in SEC filings concerning Rule 10b5-1 plans. Officers and directors of the Company must undertake to provide any information requested by the Company regarding Rule 10b5-1 plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances.

D.Director Compensation. Acquisition by directors of notional investments in Company common stock (whether cash-settled or stock-settled) as a result of a prior deferral of cash director compensation. However, a director’s initial election to defer cash director compensation into a notional investment in Company

POLICY STATEMENTS
Insider Trading Policy
Effective Date:
November 15, 2024
common stock, and any subsequent change by a director in a prior election that has the effect of reducing or increasing the number of Company shares to be notionally credited to the director, are subject to this Policy.

E.Tax Withholding. The exercise of a tax withholding right pursuant to an election to withhold shares of stock to satisfy tax withholding requirements upon the vesting of performance shares or restricted stock.

F.Equity Awards. The vesting of equity awards, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any equity award. This Policy does apply, however, to any market sale of such stock.

VII.VIOLATIONS

A.Legal Penalties. Penalties for trading on or communicating material non-public information can be severe both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. It is your individual responsibility to comply with laws against insider trading. This Policy is intended to assist you in complying with laws against insider trading but you should always exercise appropriate judgment in connection with any trade of the Company’s securities.

B.Company Discipline. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be approved by the Chief Legal Officer and must be provided before any activity contrary to this Policy.

VIII.ADMINISTRATION

The Chief Legal Officer is responsible for the overall administration of this Policy. Questions about the provisions of this Policy should be directed to the Chief Legal Officer.

Reviewed:     /s/ Karl A. Liepitz             Approved:     /s/ Brian R. Gray
Chief Legal Officer                 President and Chief Executive Officer

Date:     November 15, 2024

Amended and Adopted by the Knife River Corporation Board of Directors on November 15, 2024.

POLICY STATEMENTS
Insider Trading Policy
Effective Date:
November 15, 2024
APPENDIX A

Knife River Corporation

"[List revised from time to time, on file with the Company.]"

POLICY STATEMENTS
Insider Trading Policy
Effective Date:
November 15, 2024
Appendix B

Employees of Knife River Corporation within the following departments:

"[List revised from time to time, on file with the Company.]"